Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
FAO, INC.,	:	Case No. 03-10119 (LK)
a Delaware corporation, et al.,	:	Jointly Administered
:
Debtors.	:

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF FAO, INC.
AND ITS DEBTOR SUBSIDIARIES

David W. Levene (CA 59659) Anne E. Wells (CA 155975) LEVENE, NEALE, BENDER, RANKIN & BRILL, LLP 1801 Avenue of the Stars Suite 1120 Los Angeles, CA 90067 (310) 229-1234		Mark D. Collins (No. 2891) Rebecca L. Booth (No. 4031) RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 (302) 651-7700
ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION
Dated:	February 28, 2003 Wilmington, Delaware

Table of Contents

INTRODUCTION		1
ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION		1
1.01	Ad Hoc Trade Committee	1
1.02	Administrative Claim	1
1.03	Agent	1
1.04	Allowed	1
1.05	Allowed Claim	1
1.06	Allowed Interest	1
1.07	Ballot	1
1.08	Bank Claims	1
1.09	Bankruptcy Code	1
1.10	Bankruptcy Court	1
1.11	Bankruptcy Rules	2
1.12	Banks	2
1.13	Bar Date	2
1.14	Bar Date Order	2
1.15	Business Day	2
1.16	Cash	2
1.17	Causes of Action	2
1.18	Claim	2
1.19	Class	2
1.20	Confirmation Date	2
1.21	Confirmation Hearing	2
1.22	Confirmation Order	2
1.23	Creditors' Committee	2
1.24	Debtors	2
1.25	Disbursing Agent	2
1.26	Disclosure Statement	2
1.27	Disputed Claim	2
1.28	Disputed Interest	3
1.29	Effective Date	3
1.30	Equipment Note	3
1.31	Exit Equity	3
1.32	Exit Equity Financing	3
1.33	Exit Equity Price	3

1.34	Exit Financing Facility	3
1.35	FAO	3
1.36	FAO Common Stock	3
1.37	FAO Schwarz	3
1.38	FAO Schwarz Common Stock	3
1.39	Fee Claim	3
1.40	Fee Order	4
1.41	File, Filed, or Filing	4
1.42	Final Order	4
1.43	Fortune Twenty-Fifth	4
1.44	Interest	4
1.45	Kayne Anderson	4
1.46	KBB	4
1.47	KBB Guaranty	4
1.48	New By-Laws	4
1.49	New Certificates of Incorporation	4
1.50	New Kayne Anderson Equipment Notes	4
1.51	New KBB Guaranty	4
1.52	New KBB Subordinated Note	4
1.53	Non-Real Property Executory Contracts and Unexpired Leases	4
1.54	Ordinary Course Professionals Order	5
1.55	Petition Date	5
1.56	Plan	5
1.57	PNC	5
1.58	PNC Loan Agreement	5
1.59	Post-Confirmation Committee	5
1.60	Prepetition Financing Facility	5
1.61	Priority Claim	5
1.62	Priority Tax Claim	5
1.63	Pro Rata	5
1.64	Professional	5
1.65	Proponents	5
1.66	Real Property Unexpired Leases	5
1.67	Reorganization Case	5

1.68	Reorganized Debtors	5
1.69	Right Start	6
1.70	Right Start Common Stock	6
1.71	Schedules	6
1.72	Secured Claim	6
1.73	Solicitation Order	6
1.74	Stock	6
1.75	Subordinated Notes	6
1.76	Targoff	6
1.77	Voting Deadline	6
1.78	ZB Company	6
1.79	ZB Company Common Stock	6
ARTICLE II TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		7
2.01	Administrative Claims in General	7
2.02	Administrative Bar Date for Filing Fee Claims	7
2.03	Priority Tax Claims	7
ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS AND IDENTIFICATION OF IMPAIRED CLASSES		8
3.01	Class 1—Priority Claims	8
3.02	Class 2—Secured Claims	8
3.03	Class 3—Secured Bank Claims	8
3.04	Class 4—Kayne Anderson Secured Claims	8
3.05	Class 5—KBB Subordinated Note Claim	8
3.07	Class 7—Administrative Convenience Class of Unsecured Claims	8
3.08	Class 8—General Unsecured Claims	8
3.09	Class 9—Intercompany Claims	8
3.10	Class 10—FAO Stock Interests	8
3.11	Class 11—FAO Schwarz Stock Interests	8
3.12	Class 12—ZB Company Stock Interests	8
3.13	Class 13—Right Start Stock Interests	9
3.14	Class 14—Targoff Interests	9
ARTICLE IV TREATMENT OF CLAIMS AND INTERESTS		9
4.01	Class 1—Priority Claims	9
4.02	Class 2—Secured Claims	9

4.03	Class 3—Secured Bank Claims	10
4.04	Class 4—Kayne Anderson Secured Claim	10
4.05	Class 5—KBB Subordinated Note Claim	10
4.06	Class 6—PNC Secured Claim	11
4.07	Class 7—Administrative Convenience Class of Unsecured Claims	11
4.08	Class 8—General Unsecured Claims	11
4.09	Class 9—Intercompany Claims	12
4.10	Class 10—FAO Stock Interests	12
4.11	Class 11—FAO Schwarz Stock Interests	12
4.12	Class 12—ZB Company Stock Interests	12
4.13	Class 13—Right Start Stock Interests	13
4.14	Class 14—Targoff Interests	13
ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		13
5.01	Substantive Consolidation for Purposes Related to the Plan	13
5.02	Continued Corporate Existence and Revesting of Assets in the Reorganized Debtors	13
5.03	Exit Financing Facility and Exit Equity Facility	13
5.04	Effectuating Documents and Further Transactions	13
5.05	Corporate Action	14
5.06	Authorization for Issuance of New Securities	14
ARTICLE VI PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF CLAIMS AND INTERESTS		14
6.01	Voting of Claims and Interests	14
6.02	Non-Consensual Confirmation	14
6.03	Method of Distributions Under the Plan	14
6.04	Objections to and Resolution of Claims and Interests	16
6.05	Cancellation of Instruments and Agreements Evidencing Claims	16
6.06	Setoffs	16
6.07	Release of Liens	16
ARTICLE VII EXECUTORY CONTRACTS AND UNEXPIRED LEASES		17
7.01	Assumption or Rejection of Executory Contracts and Unexpired Leases	17
7.02	Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan	18
7.03	Post-Petition Executory Contracts and Unexpired Leases	19
7.04	Continuation of Certain Employee, Retiree, and Workers' Compensation Benefits	19

ARTICLE VIII PROVISIONS CONCERNING CORPORATE GOVERNANCE AND MANAGEMENT OF REORGANIZED DEBTORS		19
8.01	General	19
8.02	Directors and Officers	19
8.03	New By-Laws and New Certificates of Incorporation	19
8.04	Amendments of Existing Option Plans	20
ARTICLE IX CONFIRMATION AND CONSUMMATION OF THE PLAN		20
9.01	Effective Date	20
9.02	Waiver or Modification of Conditions to the Effective Date	20
9.03	Consequences of Non-Occurrence of Effective Date	20
ARTICLE X EFFECTS OF PLAN CONFIRMATION		21
10.01	Discharge of Debtors	21
10.02	Injunction Related to the Discharge	21
10.03	Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date	22
10.04	Waiver and Preservation of Certain Claims	22
10.05	Releases	22
10.06	Exculpation	23
10.07	Indemnification Obligations	23
10.08	Existing Employment Agreements, Executory Contracts, Real Property Leases, Financing Agreements and Intellectual Property Interests	23
ARTICLE XI RETENTION OF JURISDICTION		24
ARTICLE XII MISCELLANEOUS PROVISIONS		25
12.01	Exemption from Transfer Taxes	25
12.02	Termination of Creditors' Committee	25
12.03	Post-Confirmation Committee	25
12.04	Payment of Statutory Fees	25
12.05	Amendment or Modification of the Plan	26
12.06	Severability of Plan Provisions	26
12.07	Successors and Assigns	26
12.08	Notice	26
12.09	Governing Law	27
12.10	Tax Reporting and Compliance	27
12.11	Schedules	27
12.12	Filing of Additional Documents	28

v

INTRODUCTION

        FAO, Inc., FAO Schwarz, Inc., Targoff-RS, LLC, The Right Start, Inc., and ZB Company, Inc., debtors and debtors in possession in the other above-captioned case, hereby submit their Joint Plan of Reorganization of FAO, Inc. and its Debtor Subsidiaries.

ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION

        Defined Terms:    As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

        1.01    Ad Hoc Trade Committee    means the informal committee comprised of certain of the Debtors' largest unsecured creditors that was formed and active prior to the Petition Date.

        1.02    Administrative Claim    means any Claim for an administrative expense of the kind described in section 503(b) of the Bankruptcy Code.

        1.03    Agent    means Wells Fargo Retail Finance LLC as Agent under the Prepetition Financing Facility.

        1.04    Allowed    means an Allowed Claim or an Allowed Interest in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

        1.05    Allowed Claim    means a Claim or any portion thereof (a) as to which no objection to allowance or request for estimation has been interposed on or before the Effective Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; (b) as to which any objection to its allowance has been settled, waived through payment or withdrawn, or has been denied by a Final Order; (c) that has been allowed by a Final Order; (d) as to which the liability of the Debtors, or any of them, and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court; or (e) that is expressly allowed in a liquidated amount in the Plan or otherwise allowed in the Plan. The term "Allowed Claim" shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.

        1.06    Allowed Interest    means an Interest: (a) that is registered or listed as of the Confirmation Date in a stock register that is maintained by or on behalf of any of the Debtors, and (b) either (i) is not a Disputed Interest or (ii) has been Allowed (A) by a Final Order, or (B) pursuant to the terms of this Plan.

        1.07    Ballot    means the form or forms distributed to each holder of an impaired Claim or Interest on which the holder is to indicate acceptance or rejection of this Plan.

        1.08    Bank Claims    means the Claims of the Banks arising under the Prepetition Financing Facility (and related documents), including, without limitation, any and all Claims of the Banks arising under any cash collateral stipulation or order pursuant to section 363 or 364 of the Bankruptcy Code.

        1.09    Bankruptcy Code    means title 11, United States Code, as amended.

        1.10    Bankruptcy Court    means the United States Bankruptcy Court for the District of Delaware that is presiding over the Reorganization Cases.

        1.11    Bankruptcy Rules    means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court.

        1.12    Banks    means the banks and other financial institutions and lenders that are parties to the Prepetition Financing Facility.

        1.13    Bar Date    means the applicable deadline by which a proof of claim must have been or must be Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order. The term "Bar Date" also includes the deadline for Filing Fee Claims established pursuant to Article II hereof and the deadline for Filing Claims arising from rejection of executory contracts and unexpired leases established pursuant to Article VII hereof.

        1.14    Bar Date Order    means the Order Establishing Bar Dates for Filing Proofs of Claims and Approving Form and Manner of Notice Thereof entered by the Bankruptcy Court on February 14, 2003 as the same may have been or hereafter may be amended, modified, or supplemented.

        1.15    Business Day    means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

        1.16    Cash    means legal tender of the United States of America and equivalents thereof.

        1.17    Causes of Action    means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law (including, without limitation, the Bankruptcy Code), equity or otherwise.

        1.18    Claim    means a "claim," as defined in section 101(5) of the Bankruptcy Code.

        1.19    Class    means a category of holders of Claims or Interests, as described in Article III hereof.

        1.20    Confirmation Date    means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

        1.21    Confirmation Hearing    means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

        1.22    Confirmation Order    means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

        1.23    Creditors' Committee    means the statutory committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

        1.24    Debtors    means, collectively, FAO, Inc., FAO Schwarz, Inc., Targoff-RS, LLC, The Right Start, Inc., and ZB Company, Inc.

        1.25    Disbursing Agent    means that entity selected by the Debtors to hold and distribute Cash and other consideration to be distributed pursuant to the Plan (which entity may be the Debtors) and employed on such terms as may be determined by the Debtors.

        1.26    Disclosure Statement    means the written disclosure statement (including all schedules thereto or referenced therein) that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified, or supplemented.

        1.27    Disputed Claim    means any Claim not otherwise Allowed or paid pursuant to the Plan or an order of the Bankruptcy Court (a) which has been or hereafter is listed on the Schedules as unliquidated, contingent or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court; (b) proof of which was required to be filed by the Plan or by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed;

(c) proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, contingent or disputed; (d) that is disputed in accordance with the provisions of this Plan; or (e) as to which a Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court, or is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order. Any portion of a Claim that is not disputed by the Debtors or the Reorganized Debtors shall, for purposes of receiving distributions under the Plan, be deemed to be an Allowed Claim.

        1.28    Disputed Interest    means any Interest as to which an objection has been Filed by the applicable Debtor or the Reorganized Debtor, and such objection has not been withdrawn or determined by a Final Order.

        1.29    Effective Date    means the Business Day the Plan becomes effective as provided in Article IX hereof.

        1.30    Equipment Note    means that certain Amended and Restated Equipment Note dated November 21, 2002 from FAO, FAO Schwarz and ZB Company in favor of Kayne Anderson as Agent and Fortune Twenty Fifth, Inc., with an outstanding balance of approximately $8.0 million as of the Petition Date secured by the Debtors' equipment.

        1.31    Exit Equity    means the shares of FAO common stock, par value $0.001 per share, or convertible preferred stock convertible into such common stock, to be issued to participants in the Exit Equity Financing.

        1.32    Exit Equity Financing    means the new equity financing for the Reorganized Debtors in an amount not less than $28.5 million (net of associated fees and expenses), of which not less than 80% shall be in the form of equity, and up to 20% of which may be in the form of subordinated debt, which debt shall be subordinated to the lender under the Exit Financing Facility and to any senior debt permitted under the terms of the Exit Financing Facility. Payment of the subordinated debt may be made only if the Reorganized Debtors are current with respect to payments due holders of Allowed Class 4 Claims, pre-existing Secured Claims, and Class 8 Claims, and further provided the Reorganized Debtors are generally paying their post-Effective Date obligations as such obligations become due other than claims or obligations that are subject to bona fide dispute.

        1.33    Exit Equity Price    means the per share price to be paid by investors in the Exit Equity Financing.

        1.34    Exit Financing Facility    means the working capital or other borrowing facility (or facilities) in the approximate amount of $77.0 million for the Reorganized Debtors on and after the Effective Date.

        1.35    FAO    means FAO, Inc., a Delaware corporation, (fka The Right Start Inc., a California corporation, one of the Debtors, and the direct parent corporation or sole member, as the case may be, of each of the other Debtors.

        1.36    FAO Common Stock    means the common stock, par value $0.001 per share, of FAO.

        1.37    FAO Schwarz    means FAO Schwarz, Inc. (fka Toy Soldier, Inc.), a Delaware corporation and one of the Debtors.

        1.38    FAO Schwarz Common Stock    means the common stock of FAO Schwarz.

        1.39    Fee Claim    means an Administrative Claim under section 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Reorganization Cases on or prior to the Effective Date (including expenses of the members of the Creditors' Committee incurred as members of the Creditors' Committee in discharge of their duties as such).

        1.40    Fee Order    means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals.

        1.41    File, Filed, or Filing    means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Reorganization Cases.

        1.42    Final Order    means a judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal which judgment, order, ruling or other decree has not been reversed, stayed, modified or amended and as to which (a) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or (b) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

        1.43    Fortune Twenty-Fifth    means Fortune Twenty-Fifth, Inc., a holder of the Equipment Notes.

        1.44    Interest    means (i) the rights of the holders of FAO Common Stock, FAO Schwarz Common Stock, ZB Company Common Stock, and Right Start Common Stock, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including: (a) conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights; or (ii) the rights of members of Targoff, as the case may be.

        1.45    Kayne Anderson    means Kayne Anderson Capital Advisors, L.P. as Agent under the Equipment Notes.

        1.46    KBB    means KBB Retail Assets Corp. and Quality Fulfillment Services, as holders of the Subordinated Notes.

        1.47    KBB Guaranty    means the guaranty of the Subordinated Notes by FAO.

        1.48    New By-Laws    means the by-laws or other organizational documents of the Reorganized Debtors, effective as of the Effective Date.

        1.49    New Certificates of Incorporation    means the certificate of incorporation or other organizational documents of the Reorganized Debtors effective as of the Effective Date.

        1.50    New Kayne Anderson Equipment Notes    means the secured notes to be issued by Reorganized FAO to Kayne Anderson and Fortune Twenty-Fifth in the aggregate principal amount of $4 million on account of the Kayne Anderson Secured Claim, which note shall otherwise be on the same terms and conditions and be secured by the same assets as the Equipment Note.

        1.51    New KBB Guaranty    means the guaranty of the New KBB Subordinated Notes by Reorganized FAO.

        1.52    New KBB Subordinated Note    means the subordinated note in the amount of $9.9 million to be issued by the Reorganized FAO Schwarz to KBB on the Effective Date on account of the Class 5 KBB Subordinated Note Claim.

        1.53    Non-Real Property Executory Contracts and Unexpired Leases    means, collectively or singularly, the executory contracts and/or unexpired leases of a Debtor that are not Real Property Executory Contracts or Unexpired Leases.

        1.54    Ordinary Course Professionals Order    means the Order Authorizing the Retention, Employment and Payment of Certain Professionals in the Ordinary Course of Debtors' Businesses, entered by the Bankruptcy Court on or about February 14, 2003.

        1.55    Petition Date    means January 13, 2003.

        1.56    Plan    means this chapter 11 plan of reorganization, all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time.

        1.57    PNC    means PNC Leasing, LLC.

        1.58    PNC Loan Agreement    means that certain Loan and Security Agreement dated as of September 5, 2001 between ZB Company and PNC.

        1.59    Post-Confirmation Committee    means the successor committee to the Creditors Committee consisting of up to three holders of Allowed Class 8 Claims to be chosen by the Creditors' Committee pursuant to Section 12.03 of the Plan.

        1.60    Prepetition Financing Facility    means that certain Amended and Restated Loan and Security Agreement dated as of April 30, 2002, between and among FAO, FAO Schwarz, and ZB Company as borrowers and the Banks, as amended, modified and supplemented prior to the Petition Date.

        1.61    Priority Claim    means a Claim, other than an Administrative Claim, or Priority Tax Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

        1.62    Priority Tax Claim    means a claim that is entitled to priority pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code

        1.63    Pro Rata    means, proportionately, so that with respect to any distribution in respect of any Allowed Claim, the ratio of (a) (i) the amount of property distributed on account of such Allowed Claim to (ii) the amount of such Allowed Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims of the Class or Classes sharing in such distribution to (ii) the amount of all Allowed Claims in such Class or Classes.

        1.64    Professional    means (a) any professional employed in the Reorganization Cases pursuant to section 327, 328 or 1103 of the Bankruptcy Code, and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

        1.65    Proponents    means, collectively, the Debtors.

        1.66    Real Property Unexpired Leases    means, collectively or singularly, the executory contracts and/or unexpired leases relating to the Debtors' interests in non-residential real property, and any executory contract and other interests appurtenant thereto.

        1.67    Reorganization Case    means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

        1.68    Reorganized Debtors    means the Debtors or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.69    Right Start    means The Right Start,  Inc., a Delaware corporation and one of the Debtors.

        1.70    Right Start Common Stock    means the common stock of Right Start.

        1.71    Schedules    means the schedules of assets and liabilities, the list of holders of Interests, and the statements of financial affairs Filed by the Debtors under section 521 of the Bankruptcy Code, and all amendments and modifications thereto through the Confirmation Date.

        1.72    Secured Claim    means a Claim that is secured by a lien on property in which a Debtor's estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

        1.73    Solicitation Order    means the order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.

        1.74    Stock    means FAO Common Stock, FAO Schwarz Common Stock, ZB Company Common Stock, and Right Start Common Stock.

        1.75    Subordinated Notes    means the subordinated notes from FAO Schwarz to KBB with outstanding balances of approximately $16.5 million and $1.0 million as of the Petition Date.

        1.76    Targoff    means Targoff-RS, LLC, a New York limited liability company, one of the Debtors.

        1.77    Voting Deadline    means the last day for submitting Ballots to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, as specified in the Solicitation Order.

        1.78    ZB Company    means ZB Company, Inc., a Delaware corporation and one of the Debtors.

        1.79    ZB Company Common Stock means the common stock of ZB Company.

        Rules of Interpretation and Computation of Time.    For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles, and Schedules are references to Sections, Articles, and Schedules of or to this Plan; (f) the words "herein," "hereunder," and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) in the event of any conflict between the terms of the Plan and the term of any other contract, agreement, or document, the terms of the Plan shall govern; (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (k) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II
TREATMENT OF ADMINISTRATIVE CLAIMS
AND PRIORITY TAX CLAIMS

        2.01    Administrative Claims in General.    Unless otherwise agreed by the holder of an Allowed Administrative Claim and the Proponents and except as set forth in this Article II, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Claim, Cash in an amount equal to the Allowed amount of such Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements relating to such transactions, and the holders of such Claims shall not be required to File or serve any request for payment of such Claims. Except as otherwise stated in this Section 2.01, all holders of Administrative Claims shall be required to File and serve requests for payment of their Administrative Claims.

        2.02    Administrative Bar Date for Filing Fee Claims.    Professionals or other entities asserting Fee Claims must File and serve on the Proponents and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order or the Fee Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without Bankruptcy Court review or approval as provided in the Ordinary Course Professionals Order and the Fee Order. Holders of Fee Claims that are required to File and serve applications for final allowance of their Fee Claims and that do not File and serve such applications within the time period set forth in this Section 2.03 shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors, or their respective property and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claim must be Filed and served on the Proponents and the requesting party by 120 days after the Effective Date. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Allowed Fee Claims for services and costs incurred subsequent to the Effective Date. From and after the Effective Date, no professional shall be entitled to compensation for post-Effective Date services rendered unless specifically agreed by the Reorganized Debtors. Post-Effective Date fees and costs may be paid by the Reorganized Debtors without further Order of the Court.

        2.03    Priority Tax Claims.    Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive from the Reorganized Debtors, in full satisfaction of its Claim, equal annual Cash payments, commencing one year after the Effective Date, in an aggregate amount equal to the Allowed Priority Tax Claims, together with simple interest at a fixed annual rate equal to 7 3/4%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claims, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claims with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claims; provided, however, that the Reorganized Debtors will have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS AND IDENTIFICATION OF
IMPAIRED CLASSES

        A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

        In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Fee Claims), and Priority Tax Claims have not been classified. Except as set forth above, all Claims and Interests are classified for all purposes, including voting, confirmation and distribution pursuant to this Plan, as follows:

        3.01    Class 1—Priority Claims.    Class 1 consists of all Allowed Priority Claims against the Debtors or any of them other than Priority Tax Claims.

        3.02    Class 2—Secured Claims.    Class 2 consists of all Allowed Secured Claims against the Debtors or any of them, other than Class 3 Secured Bank Claims, Class 4 Kayne Anderson Secured Claims, Class 5 KBB Subordinated Note Claims, and Class 6 PNC Secured Claim. Each Secured Claim in Class 2 shall be deemed to be separately classified in a subclass of Class 2 Secured Claims.

        3.03    Class 3—Secured Bank Claims.    Class 3 consists of the Allowed Secured Claims of the Banks against the Debtors under the Prepetition Financing Facility.

        3.04    Class 4—Kayne Anderson Secured Claims.    Class 4 consists of the Allowed Secured Claims of Kayne Anderson as Agent against FAO, FAO Schwarz, and ZB Company pursuant to the Equipment Note.

        3.05    Class 5—KBB Subordinated Note Claim.    Class 5 consists of the Allowed Claims of KBB under the Subordinated Notes.

        3.06    Class 6—PNC Secured Claim.    Class 6 consists of the Allowed Secured Claim of PNC against ZB Company pursuant to the PNC Loan Agreement.

        3.07    Class 7—Administrative Convenience Class of Unsecured Claims.    Class 7 consists of all Allowed Unsecured Claims against the Debtors or any of them other than Administrative Claims, Priority Tax Claims and Priority Claims, that are equal to, less than or reduced to$100.

        3.08    Class 8—General Unsecured Claims.    Class 8 consists of all Allowed Unsecured Claims against the Debtors or any of them other than Administrative Claims, Priority Tax Claims, Priority Claims, and Administrative Convenience Unsecured Claims in Class 7. Class 8 Claims generally consist of the Claims of trade creditors and customers for products and services provided to and by the Debtors prior to the filing of the Reorganization Cases, Claims of employees in excess of their Priority Claims and other contract Claims and damage Claims, including Claims, if any, for damages arising from the rejection of executory contracts and unexpired leases subsequent to the filing of the Reorganization Cases.

        3.09    Class 9—Intercompany Claims.    Class 9 consists of all Allowed Claims of any of the other Debtors against each other.

        3.10    Class 10—FAO Stock Interests.    Class 10 consists of the Allowed Interests of holders of FAO Stock.

        3.11    Class 11—FAO Schwarz Stock Interests.    Class 11 consists of the Allowed Interests of holders of FAO Schwarz Stock.

        3.12    Class 12—ZB Company Stock Interests.    Class 12 consists of the Allowed Interests of holders of ZB Company Stock.

        3.13    Class 13—Right Start Stock Interests.    Class 13 consists of Allowed Interests of holders of Right Start Stock.

        3.14    Class 14—Targoff Interests.    Class 14 consists of the Allowed Claims of holders of Targoff Interests.

CLASS	STATUS
Class 1—Priority Claims	Unimpaired; Deemed to accept.
Class 2—Secured Claims	Unimpaired; Deemed to accept.
Class 3—Secured Bank Claims	Unimpaired; Deemed to accept
Class 4—Kayne Anderson Secured Claim	Impaired; Entitled to vote
Class 5—KBB Subordinated Note Claim	Impaired; Entitled to vote
Class 6—PNC Secured Claim	Unimpaired; Deemed to accept.
Class 7—Administrative Convenience Class	Unimpaired; Deemed to accept.
Class 8—General Unsecured Claims	Impaired; Entitled to vote.
Class 9—Intercompany Claims	Unimpaired; Deemed to accept.
Class 10—FAO Stock Interests	Impaired; Entitled to vote.
Class 11—FAO Schwarz Stock Interests	Unimpaired; Deemed to accept.
Class 12—ZB Company Stock Interests	Unimpaired; Deemed to accept.
Class 13—Right Start Stock Interests	Unimpaired; Deemed to accept.
Class 14—Targoff Interests	Unimpaired; Deemed to accept.

ARTICLE IV
TREATMENT OF CLAIMS AND INTERESTS

        4.01    Class 1—Priority Claims.

        Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        Unless otherwise agreed, to the extent that such Claim has not been paid in full in accordance with a prior order of the Bankruptcy Court, each holder of an Allowed Priority Claim shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date and the date such Claim becomes an Allowed Priority Claim.

        4.02    Class 2—Secured Claims.

        Class 2 is not impaired by the Plan. Each holder of an Allowed Secured Claim is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        At the Debtors' sole option, on the Effective Date (a) the Plan may leave unaltered the legal, equitable and contractual rights of the holder of an Allowed Secured Claim; or (b) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Secured Claim to demand or receive accelerated payment from the Debtors after the occurrence of a default, the Debtors may cure any such default, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, reinstate the maturity of such Claim as such maturity existed before such default, compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and otherwise leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder, all pursuant to section 1124 of the Bankruptcy Code; or (c) the Debtors may pay Cash in an amount equal to such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, thereby satisfying such Allowed Secured Claim; or (d) the Debtors may deliver to the holder of an Allowed Secured Claim the property securing such Claim, in which event, the value of such holder's interest in such property shall be determined (i) by agreement of the Debtors and the holder of such Allowed Secured Claim or (ii) if they do not agree, by the Bankruptcy Court; or the Debtors may pay an Allowed Secured Claim in such manner as may be agreed to by the holder of such Claim, thereby satisfying such Allowed Secured Claim. The Debtors will be deemed to have elected option (a) with respect to Allowed Secured Claims, unless the Debtors elect any other option in a Filed certification prior to the conclusion of the Confirmation Hearing.

        Each Secured Claim shall be deemed to be separately classified in a subclass of Secured Claims and shall have all rights associated with separate classification under the Bankruptcy Code.

        4.03    Class 3—Secured Bank Claims

        Class 3 is not impaired under the Plan. Each holder of an Allowed Secured Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        Each holder of an Allowed Secured Bank Claim shall be paid in Cash in full on the Effective Date the Allowed amount of such Claim.

        4.04    Class 4—Kayne Anderson Secured Claim.

        Class 4 is impaired under the Plan. Each holder of an Allowed Kayne Anderson Secured Claim is entitled to vote to accept or reject the Plan.

        On the Effective Date, the holders of the Kayne Anderson Secured Claims shall receive the New Kayne Anderson Equipment Notes in the aggregate principal amount of $4.0 million. Interest on the New Kayne Anderson Equipment Notes shall accrue at the same contract rate of interest as under the Equipment Notes, and such interest shall not be paid until the maturity date of the New Kayne Anderson Equipment Notes. The New Kayne Anderson Equipment Notes shall be due and payable in full on the later of (a) January 11, 2004 and (b) the first business day following payment of all undisputed amounts due by the terms of the Plan to holders of Class 8 Allowed Claims through and including December 31, 2003. Payments on the New Kayne Anderson Equipment Notes may only be paid if the Reorganized Debtors are current with respect to payments due to holders of Allowed Class 8 Claims, and further provided that the Reorganized Debtors are generally paying their post-Effective Date obligations as such obligations become due, other than claims or obligations that are subject to a bona fide dispute.

        The balance of the Allowed Kayne Anderson Secured Claim, to wit: $4.0 million principal amount together with all accrued interest on the entire Allowed Kayne Anderson Secured Claim, shall be converted into a pro rata share of the Exit Equity at the Exit Equity Price. The holders of the Allowed Kayne Anderson Secured Claim will (i) also receive warrants to purchase an additional 1,000,000 shares of FAO's Common Stock at the Exit Equity Price, and (ii) have their existing warrants to purchase up to 650,000 shares of common stock (on a pre-split basis) repriced so that the purchase price equals the Exit Equity Price.

        4.05    Class 5—KBB Subordinated Note Claim.

        Class 5 is impaired by the Plan. The holder of an Allowed KBB Subordinated Note Claim is entitled to vote to accept or reject the Plan.

        On account of the KBB Subordinated Note Claim, KBB shall receive the following: (i) the New KBB Subordinated Note in the amount of $9.9 million; (ii) $500,000 in cash payable on January 11, 2004; and (iii) $500,000 of the KBB Subordinated Note Claim shall be converted into a pro rata share of the Exit Equity at the Exit Equity Price.

        The New KBB Subordinated Note shall be payable in three equal installments on December 31, 2006, December 31, 2007, and December 31, 2008, and shall bear interest at a rate of 6% per annum which will accrue through and including January 11, 2005 at which time the first interest payment will be made in cash. Interest shall be payable in cash quarterly thereafter. The New KBB Subordinated Note shall be secured by the assets of FAO Schwarz, and shall be subordinated to any liens granted pursuant to, or permitted to be senior liens by, the Exit Financing Facility or any subsequent replacement financing facility, and any senior liens permitted under the terms of the Exit Financing Facility. The holder of the KBB Subordinated Note Claim shall also receive the New KBB Guaranty. The New KBB Guaranty shall guaranty the New KBB Subordinated Notes and be secured by the same assets and lien priority that secured the KBB Guaranty and shall be subordinated to the Exit Financing Facility, senior liens permitted thereunder, replacement financing of the foregoing, and other subordinations provided in the KBB agreements. Payments on the New KBB Subordinated Note may only be paid if the Reorganized Debtors are current with respect to payments due to holders of Allowed Class 4 and Class 8 Claims, and further provided that the Reorganized Debtors are generally paying their post-Effective Date obligations as such obligations become due, other than claims or obligations that are subject to a bona fide dispute.

        4.06    Class 6—PNC Secured Claim.

        Class 6 is not impaired under the Plan. Each holder of an Allowed PNC Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan

        On the Effective Date, notwithstanding any contractual provision or applicable law that entitles the holder of the PNC Secured Claim to demand or receive accelerated payment of the PNC Secured Claim after default, the PNC Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code and shall receive payments in accordance with the terms of the PNC Loan Agreement.

        4.07    Class 7—Administrative Convenience Class of Unsecured Claims.

        Class 7 is not impaired under the Plan. Each holder of an Allowed Administrative Convenience Class Claim conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan

        On the Effective Date, all Allowed Claims in Class 7 shall be paid in Cash in full up to $100 (the "Convenience Claim Threshold"). A holder of an Allowed General Unsecured Claim in an amount in excess of the Convenience Claim Threshold may elect to reduce such Claim to the Convenience Claim Threshold and be treated as a Class 7 Administrative Convenience Class Claim by marking the appropriate box on the Ballot.

        4.08    Class 8—General Unsecured Claims.

        Class 8 is impaired under the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

        Holders of Allowed Class 8 Claims may elect either Option A, Option B, or Option C, as follows:

          Option A.    Holders of Allowed Class 8 Claims who elect treatment under Option A shall receive Cash payments representing 38% of the Allowed amount of such Claim, payable as follows: 5% on the Effective Date or as soon thereafter as is practicable, 11% on December 22, 2003, 15% on December 22, 2004, and 7% on December 22, 2005.

          Option B.    Holders of Allowed Class 8 Claims who elect treatment under Option B shall receive Cash payments representing 21% of the Allowed amount of such Claim, payable as follows: 7% on the Effective Date or as soon thereafter as is practicable, and 14% on December 22, 2003.

          Option C.    Holders of Allowed Class 8 Claims who elect treatment under Option C shall receive consideration in Cash and shares of Exit Equity representing a total of 35% of the Allowed amount of such Claim. Cash payments representing 28% of the Allowed amount of such Claim shall be payable as follows: 5% on the Effective Date or as soon thereafter as is practicable, 8% on December 22, 2003, 9% on December 22, 2004, and 6% on December 22, 2005. Holders of Allowed Class 8 Claims electing Option C shall also receive shares of the Exit Equity representing 7% of the Allowed Amount of such Claim, to be calculated on a pro-rata basis at the Exit Equity Price.

        Holders of Allowed Class 8 Claims shall make the Option A or Option B election by marking the appropriate box on the Ballot. Any holder who fails to make an election shall be deemed to have elected treatment under the same Option elected by creditors holding the largest dollar amount of Claims.

        4.09    Class 9—Intercompany Claims.

        Class 9 is not impaired by the Plan. Each holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, the Intercompany Claims shall be unaltered as to their legal, equitable and contractual rights and shall remain on the books and records of each respective Reorganized Debtor as if the Reorganization Cases had not occurred, or, at the option of the Proponents, may be discharged and satisfied by contributions, distributions or otherwise as determined by the Proponents.

        4.10    Class 10—FAO Stock Interests.

        Class 10 FAO Stock Interests are impaired by the Plan. Holders of Allowed FAO Stock Interests are entitled to vote to accept or reject the Plan.

        On the Effective Date, the holders of FAO Interests shall retain such FAO Interests. However, the bylaws, certificates of incorporation and other organizational documents of the Reorganized Debtors shall be amended and restated as of the Effective Date to the extent necessary to comply with the Bankruptcy Code prohibitions against issuance of non-voting securities, to allow sufficient common stock of FAO to permit issuance of the Exit Equity, to reprice certain warrants, and to effectuate a reverse stock split, and such other provisions as are necessary to effectuate the Plan.

        Except for specific warrants that are expressly dealt with elsewhere in this Plan, all other existing warrants and options relating to Class 10 Interests shall be cancelled as of the Effective Date. FAO's 2001 Employee Stock Incentive Plan and 1995 Non-Employee Directors Plan are amended by this Plan to increase the number of shares with respect to which options may be granted under such plans to a total of 10% and 1%, respectively of FAO's fully diluted equity. Options cancelled under this Plan shall be available for regrant under such plans as of the Effective Date. Such amendments to such plans shall be effective without further act or action under applicable law, regulation or order. In addition, sufficient shares of FAO's common stock shall be reserved out of FAO's authorized but unissued common stock to allow issuance of all such options under such plans.

        4.11    Class 11—FAO Schwarz Stock Interests.

        Class 11—FAO Schwarz Stock Interests are not impaired by the Plan. Each holder of an Allowed FAO Schwarz Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all FAO Schwarz Interests under the Plan.

        4.12    Class 12—ZB Company Stock Interests.

        Class 12 ZB Company Stock Interests are not impaired by the Plan. Each holder of Allowed ZB Company Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all ZB Company Interests under the Plan.

        4.13    Class 13—Right Start Stock Interests.

        Class 13 Right Start Stock Interests are not impaired by the Plan. Each holder of an Allowed Right Start Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all Right Start Interests under the Plan.

        4.14    Class 14—Targoff Interests.

        Class 14—Targoff Interests are not impaired by the Plan. Each holder of an Allowed Targoff Interests is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all Targoff Interests under the Plan.

ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN

        5.01    Substantive Consolidation for Purposes Related to the Plan.    Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Reorganization Cases for all purposes related to the Plan, including without limitation, for purposes of voting, confirmation, and distribution. Pursuant to such order (i) all assets and liabilities of each of the Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of FAO, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, and (iii) each and every Claim Filed or to be Filed in the Reorganization Case of any Debtor shall be deemed Filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) (i) affect the legal and corporate structures of the Reorganized Debtors or Stock Interests of the Debtors, (ii) make the Reorganized Debtors liable for post-Effective Date obligations except for payment by the particular Reorganized Debtor of the obligations incurred by such Reorganized Debtor subsequent to the Effective Date, or (iii) affect the obligations of each Debtor or Reorganized Debtor to pay quarterly fees pursuant to 28 U.S.C. § 1930(a)(6) until such individual case is closed, converted or dismissed.

        5.02    Continued Corporate Existence and Revesting of Assets in the Reorganized Debtors.    Except as otherwise provided herein, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. Except as otherwise provided in the Plan, the property of the Debtors' estates shall (i) revest in the Reorganized Debtors on the Effective Date, and (ii) be free and clear of all liens, security interests, Claims and Interests of holders of Claims and Interests and all such liens, security interests, Claims and Interests shall be extinguished. From and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

        5.03    Exit Financing Facility and Exit Equity Facility.    On the Effective Date, the Reorganized Debtors shall execute and deliver those documents and take such acts necessary or appropriate to implement the Exit Financing Facility and the Exit Equity Facility.

        5.04    Effectuating Documents and Further Transactions.    Each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

        5.05    Corporate Action.    Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation: (a) the effectiveness of the New Certificate of Incorporation and the New By-Laws for the other Reorganized Debtors, which shall include authorization of sufficient common stock of FAO to permit issuance of the Exit Equity and effect a reverse stock split; (b) the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors; (c) the Exit Financing Facility and any documents and liens related thereto; (d) the distribution of Cash pursuant to the Plan; (e) the issuance and distribution of any other documents called for pursuant to the Plan; (f) the amendment of FAO's 2001 Employee Stock Incentive Plan and 1995 Non-Employee Directors Option Plan, (g) the adoption, execution, delivery, and implementation of all contracts, leases, instruments, releases, and other agreements or documents related to any of the foregoing; and (h) the adoption, execution, and implementation of other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate or other action to be taken by or required of any Debtor or Reorganized Debtor, shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states, and the limited liability charter documents, if any.

        5.06    Authorization for Issuance of New Securities.    Confirmation of the Plan shall constitute authorization for Reorganized FAO, without further act or action under applicable law, regulation, order or rule: to: (a) implement, execute and deliver the Exit Equity, including to holders of Class 8 Claims who elect Option C; (b) execute and deliver the New KBB Subordinated Note; and (c) execute and deliver the New Kayne Anderson Equipment Note, and amend the financing and other agreements and documents related thereto.

ARTICLE VI
PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
UNDER THE PLAN AND TREATMENT OF CLAIMS AND INTERESTS

        6.01    Voting of Claims and Interests.    Each holder of an Allowed Claim or Allowed Interest in an impaired Class of Claims or Interests shall be entitled to vote separately to accept or reject the Plan as provided in the Solicitation Order.

        6.02    Non-Consensual Confirmation.    If any impaired Class or subclass of Claims or Interests entitled to vote shall not accept the Plan by the requisite majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, or if a Class is deemed to have rejected the Plan, the Debtors reserve the right to amend the Plan in accordance with Section 12.05 hereof or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

        6.03    Method of Distributions Under the Plan.

          (a)    Generally.    Subject to Bankruptcy Rule 9019 and except as set forth in Section 6.03(g) hereof, all distributions under the Plan shall be made by the Disbursing Agent to the holder, as of the Confirmation Date, of each Allowed Claim at the address of such holder as listed on the Schedules, and to the holder, as of the Confirmation Date, of each Allowed Interest at the address of such holder as listed in the transfer ledger of FAO as of the Confirmation Date, unless the Debtors or the Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by filing a proof of claim or interest by such holder that provides an address for such holder different from the address reflected on the Schedules (for holders of Allowed Claims) or on the transfer ledger as of the Confirmation Date (for holders of Allowed Interests). Nothing contained in the Plan will require any Debtor, Reorganized Debtor, or Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest.

          (b)    Distributions of Cash.    Except as otherwise specified herein, payments made pursuant to the Plan will be in Cash by checks drawn on a domestic bank, or by wire transfer from a domestic bank, in each case, at the option of the Disbursing Agent; provided, however, that Cash payments to foreign holders of Allowed Claims or Allowed Interests may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

          (c)    Timing of Distributions.    Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable.

          (d)    Unclaimed or Undeliverable Distributions.    Any distributions under the Plan that are unclaimed or undeliverable for a period of one year after distribution thereof shall be revested in the Reorganized Debtors, free of any restrictions thereon, and any entitlement of any holder of any Claim or Interest to such distributions shall be extinguished and forever barred.

          (e)    Distributions to Holders as of the Confirmation Date.    The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Confirmation Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Claims who are holders of such Claims, or participants therein, as of the close of business on the Confirmation Date. The Disbursing Agent and the Reorganized Debtors shall recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 6.01 hereof) with only those record holders stated on the official claims register (for Claims) and official transfer ledgers (for Interests) as of the close of business on the Confirmation Date.

          (f)    Allocation of Plan Distributions Between Principal and Interest.    To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

          (g)    Distributions on Account of Bank Claims.    All distributions on account of Allowed Secured Bank Claims shall be paid by wire transfer by the Disbursing Agent to the Agent. The Agent shall make distributions on account of such Claims in accordance with the applicable credit agreements. To the extent the amount of a Secured Bank Claim is disputed by the Debtors, Reorganized Debtors, or other party in interest, the Disbursing Agent shall deposit with the Agent the disputed portion of such Secured Bank Claim, which funds shall be held by the Agent in a reserve pending an Order of the Bankruptcy Court resolving such objection and ordering distribution of such reserved funds, or approving a settlement of such dispute.

          (h)    Distribution Account.    On or prior to a scheduled distribution date, all amounts to be distributed to creditors under the Plan on such distribution date, including a reasonable reserve for disputed claims, shall be deposited into a segregated, interest bearing distribution account to be held for the benefit of creditors pending distribution in accordance with the terms of the Plan. Such account shall be a Bankruptcy Rule 3020 distribution account and shall not constitute property of the Debtor.

          (i)    Distribution of Exit Equity to Disputed Class 8 Creditors.    If a creditor in Class 8 who has elected Option C holds a Disputed Claim, such creditor shall be entitled to a distribution of its pro rata share of Exit Equity based on the undisputed portion of such claim, if any. After the Disputed Claim becomes an Allowed Claim, such creditor will receive a pro rata distribution of Cash based on the amount by which the Allowed Claim exceeds the previously undisputed portion of the Disputed Claim, if any.

        6.04    Objections to and Resolution of Claims and Interests.

          (a)  Effective as of the Confirmation Date, except as to Fee Claims that shall be governed by Article II hereof, the Reorganized Debtors shall have the exclusive right to make and File objections to all Claims and Interests.

          (b)  Objections to Claims and Interest shall be filed with the Bankruptcy Court and served upon the applicable holders of the Claims or Interests to which objections are made not later than one hundred eighty (180) days after the Confirmation Date or such later date as the Bankruptcy Court may order.

          (c)  Payments and distributions to each holder of a Disputed Claim that ultimately becomes an Allowed Claim shall be made in accordance with the provision of the Plan with respect to the Class of Claims to which the respective holder of an Allowed Claim belongs.

        6.05    Cancellation of Instruments and Agreements Evidencing Claims.    Except as otherwise provided in the Plan and in any contract, instrument, or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to this Article VI, promissory notes, and other instruments evidencing any Claims, other than (a) the PNC Secured Claim, (b) any Allowed Secured Claim that is reinstated and rendered unimpaired pursuant to the Plan, (c) the Stock Interests, and (d) any executory contract that has been assumed or will be assumed pursuant to the Plan, shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the notes and other agreements and instruments governing such Claims shall be discharged. The holders of or parties to such canceled notes and other agreements and instruments shall have no rights arising from or relating to such notes, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing, all guarantees, warranties, indemnities and confidentiality rights in favor of the Debtors shall be assumed pursuant to the Plan and shall inure to the benefit of the Reorganized Debtors.

        6.06    Setoffs.    The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Claim or Interest (before any distribution is made on account of such Claim) the claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim or Allowed Interest. To the extent necessary, the applicable Debtor or Reorganized Debtor may seek to effect such and other relief by appropriate proceedings filed in the Bankruptcy Court. Nothing herein or under applicable non-bankruptcy law shall limit the right of any Debtor or Reorganized Debtor to pursue claims and causes of action against a holder of a Claim or Interest except as expressly provided otherwise by the terms of this Plan.

        6.07    Release of Liens.    Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or assumed in connection with the Plan, on the

Effective Date and concurrently with the applicable distributions made pursuant to Article VI, all mortgages, deeds of trust, liens, pledges, guaranties or other security interests against the property of any Debtor's estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns. To the extent necessary, the applicable Debtor or Reorganized Debtor may seek to effect such relief pursuant to an adversary proceeding filed in the Bankruptcy Court.

ARTICLE VII
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        7.01    Assumption or Rejection of Executory Contracts and Unexpired Leases.

          (a)    Assumption of Real Property Unexpired Leases.    Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all Real Property Unexpired Leases that exist between the Debtors and any person shall be deemed rejected by the Reorganized Debtors as of the Effective Date, except (1) for any Real Property Unexpired Lease (a) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (b) which has been expressly rejected pursuant to an order of the Bankruptcy Court entered before the Confirmation Date, (c) which has been terminated by the Debtor pursuant to the terms thereof or by agreement between the Debtor and such party, or (d) as to which a motion for approval of the rejection of such Real Property Unexpired Lease has been Filed and served prior to the Confirmation Date; or (2) as otherwise set forth in Schedule 7.01(a) as being Real Property Unexpired Leases to be assumed which Schedule shall filed with Bankruptcy Court and served upon affected parties and the Creditors' Committee not less than fourteen days prior to the Confirmation Hearing; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to amend Schedule 7.01(a) to delete any Real Property Unexpired Lease therefrom or add any Real Property or Unexpired Lease thereto, in which event such Real Property Unexpired Lease(s) shall be deemed to be assumed and assigned, or rejected, respectively. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedule 7.01(a) to the parties to the Real Property Unexpired Leases affected thereby, and the Creditors' Committee, together with new Ballots permitting such parties to change their votes on the Plan.

          (b)    Additional Provisions Concerning Real Property Unexpired Leases.    Each Real Property Unexpired Lease listed on Schedule 7.01(a) will include any modifications, amendments, supplements, restatements, or other agreements made, directly or indirectly, by any agreement, instrument, other document or other means that in any manner affects such contract or lease, irrespective of whether such agreement, instrument, or other document is listed on Schedule 7.01(a).

          (c)    Non-Real Property Executory Contracts and Unexpired Leases.    Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all Non-Real Property Executory Contracts and Unexpired Leases that exist between the Debtors and any person shall be deemed rejected as of the Effective Date, except for any Non-Real Property Executory Contract or Unexpired Lease (a) which has been assumed pursuant to an order of the Bankruptcy Court entered before the Confirmation Date, (b) which has been expressly rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (c) which has been terminated by the Debtor pursuant to the terms thereof or by an agreement between the Debtor and such person, (d) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been Filed and served prior to the

  Confirmation Date, or (e) which is set forth in Schedule 7.01(c) to be assumed, which Schedule shall be filed with Bankruptcy Court and served upon affected parties and the Creditors' Committee not less than fourteen days prior to the Confirmation Hearing; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to amend Schedule 7.01(c) to delete or add any Non-Real Property Executory Contract or Unexpired Lease therefrom or thereto, in which event such Non-Real Property Executory Contract(s) or Unexpired Lease(s) shall be deemed to be rejected or assumed and assigned, respectively. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedule 7.01(c) to the parties to the Non-Real Property Executory Contracts or Unexpired Leases affected thereby, and the Creditors' Committee, together with new Ballots permitting such affected parties to change their votes on the Plan.

          (d)    Additional Provisions Concerning Non-Real Property Executory Contracts and Unexpired Leases.    Each Non-Real Property Executory Contract and Unexpired Lease listed on Schedule 7.01(c) shall include any modifications, amendments, supplements, restatements, or other agreements made, directly or indirectly, by any agreement, instrument, other document or other means that in any manner affects such contract or lease, irrespective of whether such agreement, instrument, or other document is listed on Schedule 7.01(a).

          (e)    Approval of Assumptions or Rejection of Executory Contracts and Unexpired Leases.    Entry of the Confirmation Order shall constitute, as of the Effective Date: (a) the approval, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, of the assumption or rejection, as applicable, of the executory contracts and unexpired leases assumed or rejected pursuant to Sections 7.01(a) and 7.01(c) hereof, and (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the Real Property Unexpired Leases specified in Section 7.01(a) hereof through the date of entry of an order approving the assumption or rejection of such leases. The Confirmation Order or another order of the Bankruptcy Court entered on or prior to the Confirmation Date, will specify the procedures for providing notice to each party whose Real Property Unexpired Lease is being assumed pursuant to the Plan of: (i) the identity of the contract or lease being assumed and assigned; (ii) the cure, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption and assignment; and (iii) the procedures for such party to object to the assumption and amount of the proposed cure. The listing of a document on Schedule 7.01(a) or Schedule 7.01(c) shall not constitute an admission by the Debtors or Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

          (f)    Cure of Defaults.    Except as may otherwise be agreed to by the parties, within fifteen Business Days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed or assumed and assigned pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within ten days after entry of a Final Order or a stipulation of settlement, determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties. Funds sufficient to satisfy disputed cure amounts shall be held by the Reorganized Debtors in a reserve pending an Order of the Bankruptcy Court resolving or settling such disputes.

        7.02    Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.    Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an executory contract or unexpired lease pursuant to Sections 7.01(a) or 7.01(c) hereof gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section 10.07 hereof by the other party or parties to such contract or lease), such Claim will be forever barred and will not be enforceable against the Debtors or the Reorganized Debtors, unless a proof of claim is Filed and served on the Reorganized Debtors no later than 30 days after the later of (i) the Effective Date and (ii) delivery of a notice of amendment to Schedule 7.01(a) or 7.01(c).

        7.03    Post-Petition Executory Contracts and Unexpired Leases.    Executory contracts and unexpired leases entered into or assumed and other obligations incurred after the Petition Date by any Debtor will be performed by the Debtor, or Reorganized Debtor, as applicable, in the ordinary course of its business, and such executory contracts and unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.

        7.04    Continuation of Certain Employee, Retiree, and Workers' Compensation Benefits.

          (a)    Compensation and Benefit Programs.    Except as provided in Section 7.01(c) hereof, from and after the Effective Date, the Reorganized Debtors, at their sole discretion, will continue their existing employee benefit policies, plans, and agreements, and the Orders entered by the Bankruptcy Court subject to the right to amend, modify, or terminate such benefits under the terms of the applicable agreements, applicable non-bankruptcy law or determination by the Boards of Directors or Managers, as the case may be, of the Reorganized Debtors.

          (b)    Self-Insured Workers' Compensation Benefits.    From and after the Effective Date, the Reorganized Debtors, in their sole discretion, will continue to pay valid Claims arising before the Petition Date under the Debtors' self-insured workers' compensation programs: (i) that would not otherwise be paid by another entity or a state agency under a surety bond, letter of credit, or other obligation; or (ii) the continued payment of which will be required for the Reorganized Debtors to maintain their self-insured status in the applicable state. Nothing herein shall obligate the Reorganized Debtors to pay claims in excess of the amounts required to be paid to maintain self-insured status.

ARTICLE VIII
PROVISIONS CONCERNING CORPORATE GOVERNANCE AND MANAGEMENT
OF REORGANIZED DEBTORS

        8.01    General.    On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the respective Boards of Directors or Managers, as the case may be, of the Reorganized Debtors, who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors.

        8.02    Directors and Officers.    The initial Boards of Directors or Managers, as the case may be, of the Reorganized Debtors shall consist of those individuals whose names shall be disclosed prior to the date of the Confirmation Hearing. Each officer of the Debtors immediately prior to the Effective Date shall serve as an initial officer of the Reorganized Debtors on and after the Effective Date until his or her successor is duly elected or appointed and qualified or until such initial officer's earlier death, resignation or removal in accordance with the terms of the New Certificates of Incorporation and the New By-Laws. Such officers shall serve in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law.

        8.03    New By-Laws and New Certificates of Incorporation.    As of the Effective Date, the certificates of incorporation and the by-laws of the Reorganized Debtors shall be in the form of the New Certificates of Incorporation and the New By-Laws, respectively. The New Certificates of Incorporation and the New By-Laws shall, among other things: (i) prohibit the issuance of non-voting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, subject to further amendment of such New Certificate of Incorporation and New By-Laws as permitted by applicable law, and (ii) effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors or members of the Debtors or Reorganized Debtors, as the case may be. After the Effective Date, the Reorganized Debtors may further amend and restate their respective New

Certificates of Incorporation and/or the New By-Laws as permitted by applicable law, subject to the terms and conditions of such constituent documents.

        8.04    Amendments of Existing Option Plans.    Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Proponents at any time prior to or after the Confirmation Date and before the substantial consummation of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

ARTICLE IX
CONFIRMATION AND CONSUMMATION OF THE PLAN

        9.01    Effective Date.    The Effective Date will not occur, and accordingly, no action in connection therewith shall occur, unless and until the following conditions have been satisfied or waived pursuant to Section 9.02 hereof: (a) the Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order; (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed; (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan; (d) the Reorganized Debtors shall have entered into the Exit Financing Facility in an amount not less than $70.0 million in form and substance acceptable to the Debtors; and (e) the Debtors shall have obtained the Exit Equity Financing on terms acceptable to the Debtors in an amount not less than $28.5 million (net of associated fees and costs), of which not less than 80% shall be in the form of Equity, and up to 20% of which may be in the form of subordinated debt which debt shall be subordinated to the lender under the Exit Financing Facility, and may only be paid if the Reorganized Debtors are current with respect to payments due to holders of Allowed Class 4 and Class 8 Claims, and further provided that the Reorganized Debtors are generally paying their post-Effective Date obligations as such obligations become due, other than claims or obligations that are subject to a bona fide dispute.

        9.02    Waiver or Modification of Conditions to the Effective Date.    The conditions to the Effective Date set forth in Section 9.01, other than 9.01(d) and 9.01(e) may be waived or modified in whole or in part by the Debtors at any time without an order of the Bankruptcy Court. In the event that Exit Equity Financing is not at least $27 million in gross proceeds, the condition to the Effective Date set forth in Section 9.01(e) may not be waived by the Debtors without the consent of the Creditors' Committee. In addition, the Debtors may not issue less than 80% of the New Exit Equity as equity without the consent of the Creditors' Committee. Further, a modification of the conditions set forth in Sections 9.01(d) and 9.01(e) may only be permitted if the Court determines that the proposed modification will not impair the Reorganized Debtors' ability to meet their obligations under the Plan as proposed in this Plan, that the modification is in accordance with Section 1127 of the Bankruptcy Code and that all requirements for Confirmation contained in Section 1129 of the Bankruptcy Code are met.

        9.03    Consequences of Non-Occurrence of Effective Date.    If any condition to the Effective Date is not satisfied or waived in accordance with Section 9.02, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided however, that notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section 9.03, (a) the Plan will be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to

Section 1141 of the Bankruptcy Code; and (ii) the assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan; and (b) nothing contained in the Plan will (i) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or any third parties; or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE X
EFFECTS OF PLAN CONFIRMATION

        10.01    Discharge of Debtors.    Except as otherwise provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of all Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge, release and cancellation of Claims and Interests of any nature whatsoever, including, without limitation, any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets and properties. Except as otherwise provided in the Plan or the Confirmation Order, the confirmation of the Plan shall, as of the Effective Date: (i) discharge the Debtors from all Claims, demands, liabilities, other debts and Interests that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (A) a proof of claim or interest based on such debt or interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; (ii) modify all Interests and other rights of equity security holders in the Debtors; and (iii) preclude all persons from asserting against the Reorganized Debtors, their successors, or their assets or properties, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall operate as a discharge, as of the Effective Date, of any and all Claims against, and all other debts and liabilities of the Debtors and cancellation of certain Interests and other rights of equity security holders in the Debtors pursuant to sections 524 and 1141 of the Bankruptcy Code and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or canceled Interest.

        10.02    Injunction Related to the Discharge.    Except as otherwise provided in the Plan or the Confirmation Order, all entities that have held, currently hold, or may hold Claims or other debts or liabilities against the Debtors, or an Interest or other right of an equity security holder in any or all of the Debtors, that are discharged pursuant to the terms of the Plan are permanently enjoined, on and after the Effective Date, from taking any of the following actions on account of any such Claims, debts, liabilities or Interests or rights: (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, debt, liability, Interest or right, other than to enforce a right pursuant to the Plan to a distribution; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, or their property or interests in property, on account of any such Claim, debt, liability, Interest or right; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors, or their property or interests in property on account of any such Claim, debt, liability, Interest or right; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors or against their property or interests in property on account of any such Claim, debt, liability, Interest or right; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Such injunction shall extend to any successor of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property. Any willful violation of such injunction shall subject the offending party to actual damages, including costs and attorneys' fees, and, in appropriate circumstances, punitive damages.

        10.03    Term of Bankruptcy Injunction or Stays.    All injunctions or stays provided for in the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

        10.04    Waiver and Preservation of Certain Claims.    On the Effective Date, any and all claims, rights, or causes of action arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code shall be deemed waived and released by the Debtors and the Debtors' estates. Following the Effective Date, notwithstanding anything contained in the Plan, the Reorganized Debtors will have the right to file and pursue any action or adversary proceeding against any creditor, vendor, factor or any other entity related to debit balances, vendor chargebacks, prepayments, overpayments, deposits and/or other amounts owed by such creditor, vendor, factor or other entity to any Debtor, or Reorganized Debtor, whether arising prior to or after the Petition Date.

        10.05    Releases.

          (a)    Releases by the Debtors.    On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to forever release unconditionally (i) the Creditors' Committee, including any ex officio members thereof, and, solely in their respective capacities as members or representatives of the Creditors' Committee and not as individual creditors of the Debtors, each member of the Creditors' Committee, including any ex officio members thereof; (ii) the Ad Hoc Trade Committee and, solely in their respective capacities as members or representatives of the Ad Hoc Trade Committee and not as individual creditors of the Debtors, each member of the Ad Hoc Trade Committee; (iii) the Agent and the Banks; (iv) their respective agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives of any of the foregoing or of the Debtors or any affiliates or subsidiaries of the Debtors, acting in such capacity, from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever (other than the right to enforce their respective obligations, if any, to the Debtors or the Reorganized Debtors under the Plan and the contracts, instruments, releases, and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement. Nothing in the foregoing shall be deemed to include claims based upon willful misconduct or gross negligence. Nothing in the Plan or the releases set forth herein shall affect any rights of the Debtors to object to the allowance, amount, priority or secured status of the claims of any party receiving a release under the Plan as provided in sections 502, 503, 506, 507 509, or 510 of the Bankruptcy Code.

          (b)    Releases by Holders of Claims and Interests.    On the Effective Date, each holder of a Claim or Interest shall be deemed to unconditionally release and forever waive all claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights, and Causes of Action, whatsoever (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any transactions or matters with the Debtors, their estates or in connection with the Reorganization Cases, the Plan or the Disclosure Statement that occurred or could have occurred on or prior to the Effective Date against the any Debtor, any affiliates or subsidiaries of the Debtors, (which release and waiver will be in addition to the discharge of Claims and termination of Interests in accordance with the Plan, the Confirmation Order and the Bankruptcy Code), the Creditors' Committee, each member of the Creditors' Committee, including any ex officio members thereof, the Ad Hoc Trade Committee, the Agent and the Banks, and their attorneys, accountants, investment bankers, consultants, advisors and other representatives of any of the foregoing, acting in such respective capacities. Notwithstanding anything to the contrary in the Plan, the Plan shall not release or discharge any Claims held by the United States Securities and Exchange Commission (the "SEC") against any non-debtors, or enjoin or restrain the SEC from instituting or enforcing any such claims against non-debtors. Nothing in the Plan or the releases set forth herein shall affect any rights of the Creditors Committee pursuant to the Agreed Final Order Granting Motion Pursuant to Sections 361, 363(c)(2) and 363(c)(3) of the Bankruptcy Code and Rule 4001(b) of the Bankruptcy Rules for: (A) Entry of an Order (I) Approving Further Use of Cash Collateral of Lenders, and (II) Providing Adequate Protection to Lenders; And (B) Entry of a Final Order (I) Approving Continued Use of Cash Collateral of KBB, and (II) Providing Adequate Protection to KBB, dated January 30, 2003; provided, however, that on the Effective Date, the Agent and the Banks will be paid the undisputed portion of their Secured Bank Claims pursuant to the terms of the Plan and Cash shall be escrowed for the full amount of any disputed portion of the Secured Bank Claims.

          (c)    Injunction Related to Releases.    The Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively, or otherwise, of any Claim, demand, debt, liability, cause of action, right or Interest released and waived pursuant to the Plan against the released parties.

        10.06    Exculpation.    From and after the Effective Date, none of the Debtors, the Reorganized Debtors, or the Creditors' Committee, including any ex officio members thereof, or the Ad Hoc Trade Committee, or the Agent or the Banks, or any of their respective members, officers, directors, employees, advisors, attorneys, accountants, investment bankers, consultants, agents or other representatives shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Reorganization Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan (including objections to, and settlements of, Claims and Interests under the Plan), except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, and the Creditors' Committee and each members of the Creditors' Committee,, including any ex officio members thereof, or the Ad Hoc Trade Committee, or the Agent or the Banks, and their respective agents, advisors, attorneys, accountants, investment bankers, consultants, agents or other representatives shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

        10.07    Indemnification Obligations.    Except as provided in Section 7.01(c) hereof, the obligations of each Debtor or Reorganized Debtor to indemnify any person serving or having served as a director or an officer, employee or member serving or having served in such capacity prior to, on, or after the Petition Date, in each case, of a Debtor, a Reorganized Debtor or an affiliate thereof, by reason of such person's prior or future service in such a capacity, or as a director, officer, employee or member of another corporation, partnership, or other legal entity, to the extent provided in the applicable certificate of incorporation, by-laws, or by statutory law or written agreement of or with such Debtor, shall be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and sections 365 and 1123(b) of the Bankruptcy Code as of the Effective Date. Such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

        10.08    Existing Employment Agreements, Executory Contracts, Real Property Leases, Financing Agreements and Intellectual Property Interests.    As to all existing employment agreements, executory contracts, real property leases, financing agreements and intellectual property interests containing change of ownership or change of control provisions, such provisions shall not be enforceable with respect to Confirmation or implementation of the Plan.

ARTICLE XI
RETENTION OF JURISDICTION

        Notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date, including jurisdiction to:

          (a)  Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

          (b)  Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

          (c)  Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom and those matters related to the amendment of the schedules to be filed pursuant to Article VII of the Plan adding or deleting any executory contracts or unexpired leases to the lists of executory contracts and unexpired leases to be assumed or rejected;

          (d)  Ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

          (e)  Decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          (f)    Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents related to the Plan, the Disclosure Statement, or the Confirmation Order;

          (g)  Resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

          (h)  Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

          (i)    Hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

          (j)    Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

          (k)  Hear and determine the Causes of Action by or on behalf of the Debtors or the Reorganized Debtors;

          (l)    Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

          (m)  Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated or distributions pursuant to the Plan are enjoined or stayed;

          (n)  Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order; and

          (o)  Enter an order closing the Reorganization Cases.

ARTICLE XII
MISCELLANEOUS PROVISIONS

        12.01    Exemption from Transfer Taxes.    Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution, deeds, bills of sale, transfers of tangible property, or assignments executed in connection with or contemplated under the Plan will not be subject to any stamp tax or other similar tax. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property, approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

        12.02    Termination of Creditors' Committee.    The appointment of the Creditors' Committee shall terminate on the Effective Date. The Professionals retained by the Creditors' Committee shall not be entitled to assert any Fee Claim for any services rendered or expenses incurred after such termination date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date, or Filed and served after the Effective Date pursuant to Article II hereof. Allowance of Fee Claims for any professional services rendered or expenses incurred on or prior to the Effective Date shall be in accordance with the provisions of Article II hereof.

        12.03    Post-Confirmation Committee    Prior to the Effective Date, as the successor to the Creditors' Committee, the Creditors' Committee shall have established the Post-Confirmation Committee consisting of up to three holders of Allowed Class 8 Claims to be chosen by the Creditors' Committee. The Post-Confirmation Committee shall represent the interests of creditors receiving distributions under the Plan, and shall be responsible for monitoring claims resolution, disbursements under the Plan and such other matters as may be expected to affect creditors receiving distributions under the Plan. The existence of the Post-Confirmation Committee shall terminate at such time as substantially all distributions to holders of Allowed Class 8 Claims have been made. The reasonable fees and expenses of professionals engaged by the Post Confirmation Committee shall be payable by the Reorganized Debtors in the ordinary course of its business without further notice, hearing or order of the Bankruptcy Court. The Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding the payment of such fees.

        12.04    Payment of Statutory Fees.    All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

        12.05    Amendment or Modification of the Plan.    Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

        12.06    Severability of Plan Provisions.    If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. If in the Debtors' judgment such alteration or interpretation of by the Court is material and adverse to the Debtors or their ability to implement the Plan, the Debtors may modify the Plan or withdraw the Plan. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

        12.07    Successors and Assigns.    The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

        12.08    Notice.    All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

    If to the Debtors:
    FAO, INC.
    2520 Renaissance Blvd.
    King of Prussia, PA 19406
    Telephone: (610) 292-6600
    Attn: Kendrick Royer, Esq.

    with copies to:
    David W. Levene, Esq.
    Anne E. Wells, Esq.
    LEVENE, NEALE, BENDER, RANKIN
     & BRILL, L.L.P.
    1801 Avenue of the Stars Suite 1120
    Los Angeles, CA 90067
    Telephone: (310) 229-1234
                        and
    Mark D. Collins (No. 29817)
    Rebecca L. Booth (No. 4031)
    RICHARDS, LAYTON & FINGER, P.A.
    One Rodney Square
    P.O. Box 551
    Wilmington, DE 19899
    (302) 651-7700

    If to the Creditors' Committee:
    Paul Traub, Esq.
    Traub Bonacquist & Fox, LLP
    655 Third Street
    New York, NY 10017
                        and
    Robert J. Dehney, Esq.
    MORRIS, NICHOLS ARSHT & TUNNELL
    1201 N. Market Street
    P.O. Box 1347
    Wilmington, DE 19899-1347

        12.09    Governing Law.    Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a Schedule to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

        12.10    Tax Reporting and Compliance.    In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtors and the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

        12.11    Schedules.    All Schedules to the Plan are incorporated and are a part of the Plan as if set forth in full herein.

        12.12    Filing of Additional Documents.    On or before substantial consummation of the Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated:	February , 2003 Wilmington, Delaware
Respectfully submitted,
FAO, Inc. (for itself and on behalf of all Debtors)
By:
Name:	Raymond P. Springer
Title:	Executive Vice President

COUNSEL:

David W. Levene (CA 059659)
Anne E. Wells (CA 155975)
Levene, Neale, Bender, Rankin &
Brill, L.L.P. (CA)
1801 Avenue of the Stars
Los Angeles, CA 90067
(310) 229-1234

Mark D. Collins (No. 2981)
Rebecca L. Booth (No. 4031)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
(302) 651-7700

ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION